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                                                                       Exhibit 5

                 NONDISCLOSURE, NONSOLICITATION, NONCOMPETITION
                            AND STANDSTILL AGREEMENT


         This Nondisclosure, Nonsolicitation, Noncompetition and Standstill Agreement ("Agreement") is made and dated this 2nd day of February, 1997 by and between Jonathan P. Robinson ("Principal") and NCO GROUP, INC., a Pennsylvania corporation ("NCO").


                                   BACKGROUND

         Pursuant to the terms and conditions of an Asset Acquisition Agreement (the "Acquisition Agreement") dated as of February 2, 1997 among CRW Financial, Inc. ("CRW"), Kaplan & Kaplan, Inc. ("Kaplan"), NCO, CRWF Acquisition, Inc. and K&K Acquisition, Inc., CRWF Acquisition, Inc. and K&K Acquisition, Inc. (collectively, "Buyers") have acquired the Accounts Receivable Collection Business (as defined in the Acquisition Agreement) of CRW and Kaplan (collectively, the "Sellers"), respectively. Pursuant to the Acquisition Agreement, CRW acquired 345,178 shares (the "Closing Securities") of the common stock, no par value per share of NCO (the "Common Stock") and a warrant to purchase 250,000 shares (the "Warrant Securities") of Common Stock on the terms and conditions set forth in the Warrant. Principal is an Affiliate and/or Associate of the Sellers (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the"Exchange Act")). Principal has agreed to enter into this Agreement to induce NCO to enter into the Acquisition Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Certain Acknowledgements. Principal expressly acknowledges that:

                  1.1 NCO's Business. The accounts receivable collection business (collectively, "NCO's Business") conducted by NCO and certain subsidiaries of NCO which now or in the future conduct any accounts receivable collection business (NCO, Buyers and all such existing and future subsidiaries of NCO, including without limitation, the Accounts Receivable Collection Business and the CRW Subsidiaries (as defined in the Acquisition Agreement), are referred to as the "NCO Companies") involve the provision of accounts receivable collection business services using proprietary and confidential systems and information.

                  1.2 Competitive Nature of Business. NCO's Business is highly competitive, is marketed throughout the United States and requires long sales "lead times" often exceeding one year. The NCO Companies expend substantial time and money, on an ongoing basis, to train their employees, maintain and expand their customer base, and improve and develop their products and services.


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                  1.3 Access to Information. During the period that Sellers
owned the Accounts Receivable Collection Business, Principal had access to proprietary and confidential property, knowledge and information of the Accounts Receivable Collection Business which has become the proprietary and confidential property, knowledge and information of the NCO Companies; such property, knowledge and information must be kept in strict confidence to protect NCO's Business and maintain the NCO Companies' competitive positions in the marketplace; and such property, knowledge and information would be useful to competitors of the NCO Companies for indefinite periods of time.

                  1.4 Benefit to Principal. Principal has and will continue to materially benefit from the transactions contemplated by the Acquisition Agreement as an Affiliate and/or Associate of CRW.

                  1.5 Basis for Covenants. NCO and Buyers were induced by and relied on this Agreement, including without limitation the covenants of Sections 2, 3, 4, and 6 (the "Covenants"), to enter into the Acquisition Agreement; the Covenants are a material part of the consideration bargained for by NCO and Buyers and, without the agreement of Principal to be bound by the Covenants, NCO and Buyers would not have agreed to enter into the Acquisition Agreement; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the NCO Companies.

         2. Nondisclosure Covenants. At all times after the date of this Agreement, for an indefinite period of time, except with NCO's prior written consent, Principal shall not, directly or indirectly, in any capacity, communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the NCO Companies, no matter when or how such knowledge or information was obtained, including without limitation (a) any information concerning the Specified Assets (as defined in the Acquisition Agreement) or the conduct and details of the Accounts Receivable Collection Business; (b) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals; (d) pricing policies, marketing and sales strategies, methods of delivering products and services, and products and service development projects and strategies; (e) employment and payroll records;
(f) forecasts, budgets and other nonpublic financial information; and (g) expansion plans, management policies, methods of operation, and other business strategies and policies.

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         3. Noncompetition Covenants. During the period beginning on the date of this Agreement and ending on February 1, 2000, except with NCO's prior written consent, Principal shall not, directly or indirectly, in any capacity, at any location worldwide:

                  3.1 Solicitation Restrictions. Communicate with or solicit any Person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, the NCO Companies, in any manner which interferes with such Person's relationship with the NCO Companies, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with NCO's Business.

                  3.2 Competing Business Restrictions. Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to all or any part of NCO's Business.

         4. Nonsolicitation. During the period beginning on the date of this Agreement and ending on August 1, 1997, neither Principal nor any of its Affiliates shall solicit or hire any of the employees of the NCO Companies or any of the employees of the Accounts Receivable Collection Business who were employed by such entities prior to the Closing Date to become employees or independent contractors of Principal or any of its Affiliates.

         5. Certain Exclusions.

                  5.1 Confidential Information. For the purpose of Section 2, Confidential and proprietary property, knowledge and information of the NCO Companies shall not include any information that is now known by or readily available to the public, nor shall it include any information that in the future becomes known by or readily available to the public other than as a result of any breach of the Covenants of this Agreement.

                  5.2 Ownership of Public Company Stock. The beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) by Principal of not more than five percent (5%) of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants of
Section 3.2, even if such public company competes with the NCO Companies.

         6. Standstill. At all times after the date of this Agreement and for so long as CRW, J. Brian O'Neill and Jonathan P. Robinson, and their respective Affiliates or Associates

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(collectively, the "Restricted Group") individually or collectively have beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) of at least one percent (1%) of the outstanding securities of NCO entitled to vote generally in the election of directors:

                  6.1 No Acquisition or Solicitation. Except with NCO's prior written consent, Principal shall not: (a) purchase, offer to purchase, acquire, offer to acquire, or agree to acquire by purchase, by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act) or otherwise (any such act, to "acquire"), any securities of NCO entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities (collectively, "Restricted Securities") except upon exercise of the Warrant by CRW or as a result of a stock split, stock dividend or similar recapitalization by NCO; (b) participate in the formation, or encourage the formation, of any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), which owns or seeks to acquire beneficial ownership or otherwise acts in respect of Restricted Securities; (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to NCO, or execute any written consent in lieu of a meeting of holders of Restricted Securities or any class thereof; (d) initiate, propose or otherwise solicit shareholders of NCO for the approval of one or more shareholder proposals with respect to NCO or induce or attempt to induce any other person to initiate any shareholder proposal; (e) seek election to or seek to place a representative on the Board of Directors of NCO or seek the removal of any member of the Board of Directors of NCO; (f) call or seek to have called any meeting of the shareholders of NCO; (g) deposit any Restricted Securities in a voting trust or subject them to a voting agreement or other agreement or arrangement with respect to the voting of such Restricted Securities; (h) otherwise act, directly or indirectly, alone or in concert with others, to seek to control the management, Board of Directors, policies or affairs of NCO, or solicit, propose, seek to effect or negotiate with any other person with respect to any form of business combination transaction with NCO or any Affiliate thereof, or any restructuring, recapitalization or similar transaction with respect to NCO or any Affiliate thereof (solicit, make or propose or encourage or negotiate with any other person with respect to, or announce an intent to make, any tender offer or exchange offer for any Restricted Securities, or disclose an intent, purpose, plan or proposal with respect to NCO or any Restricted Securities inconsistent with the provisions of this Agreement, including an

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intent, purpose, plan or proposal that is conditioned on or would require NCO to waive the benefit of or amend any provision of this Agreement, or assist, participate in, facilitate, encourage or solicit any effort or attempt by any person to do or seek to do any of the foregoing; (i) request NCO (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 6 (including this Section 6.1(i)) or otherwise seek any modification to or waiver of any of the agreements or obligations under this Section 6; (j) encourage or render advice to or make any recommendation or proposal to any person or other entity to engage in any of the actions covered by this Section 6 (including this clause (j)).

                  6.2 Voting. The Principal shall vote all Restricted Securities beneficially owned by the Principal in connection with any action to be taken by the shareholders of NCO in accordance with the recommendation of the Board of Directors of NCO.

         7. Enforcement of Covenants. Principal expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the NCO Companies for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the NCO Companies shall be entitled, in addition to all other rights and remedies that they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Principal and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that Principal or any such other Person may have against any member of the NCO Companies shall not constitute a defense or bar to the enforcement of any of the Covenants. If the NCO Companies must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

         8. Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

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         9. Miscellaneous.

                  9.1 Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses set forth below. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Principal shall be sent to 443 S. Gulph Road, King of Prussia, Pennsylvania 19406, with a copy to Morgan Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, PA 19103, attention:
Stephen M. Goodman, Esquire. Notice to NCO shall be sent to 1740 Walton Road, Blue Bell, Pennsylvania 19406, Attention: Michael J. Barrist, President, with a copy to Blank Rome Comisky & McCauley, Four Penn Center Plaza, Philadelphia PA 19103, attention Joel C. Shapiro, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 9.1, except that any such change of address notice shall not be effective unless and until received.

                  9.2 Entire Understanding. This Agreement states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

                  9.3 Parties in Interest. This Agreement shall Agreement shall bind, benefit and be enforceable by and against Principal, and, if Principal is a natural person, Principal's heirs, personal representatives, estate and beneficiaries, and NCO and its successors and assigns. Principal may not assign this Agreement or its rights and obligations hereunder without the express prior written consent of NCO which may be withheld in its sole and absolute discretion. NCO may assign its rights and duties under this Agreement to any NCO Company or to any successor, by operation of law or otherwise, to the Accounts Receivable Collection Business.

                  9.4 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be

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enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

                  9.5 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

                  9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

                  9.7 Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

                  9.8 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

                  9.10 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.1; and (e) the prevailing parties shall be entitled to recover their reasonable attorney's fees (including, if applicable, charges for in-house counsel) and court costs from the other parties.

                  9.11 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer

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any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto and the NCO Companies.

                  9.12 Neutral Construction. The parties have negotiated this Agreement and all of the terms and conditions contained in this Agreement in good faith and at arms' length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement shall be construed against any party or in favor of any party (i) because such party or such party's counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (ii) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Agreement shall be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Agreement.

                  9.13 "Person" As used in this Agreement, "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, bank, association, cooperative, trust, estate, government, governmental, administrative or regulatory body, or other entity of any nature.

         EACH PARTY HAS CAUSED THIS AGREEMENT TO BE EXECUTED ON ITS BEHALF BY A DULY AUTHORIZED OFFICER, AS OF THE DATE FIRST STATED ABOVE.


                                    PRINCIPAL


                                       /s/ Jonathan P. Robinson
                                    -------------------------------------------



                                    NCO GROUP, INC.


                                    By:    /s/ Michael J.Barrist
                                       ----------------------------------------
                                    Title:  President
                                          -------------------------------------



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